EXHIBIT 11

                                     GIANT GROUP, LTD.
                                    EARNINGS PER SHARE
                 for the three-month periods ended March 31, 1996 and 1995
                                        (Unaudited)

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

                                                                 1996             1995
                                                             ------------      -----------
                                                                   ($ In thousands,
                                                                except per share amounts)

Earnings (loss) applicable to common stock:

   Net income (loss) for the quarter                          $     419         $  (1,614)
   Income earned on investment of remaining proceeds
      from exercise of stock options, after Company's
      Acquisition of common stock (1)                                46               ---
                                                             ------------      -----------
                                                              $     465         $  (1,614)
                                                             ============      ===========

Average weighted number of commons shares and common shares:

   Weighted average number of common shares outstanding       4,678,000         5,180,000
   Additional shares assuming conversion of stock
     options (2)                                                870,000               ---
                                                             ------------      -----------
                                                              5,548,000         5,180,000
                                                             ============      ===========

Primary earnings (loss) per common share and common
   equivalent share                                               $0.08            $(0.31)
                                                             ============      ===========

Fully diluted earnings (loss) per common share                    $0.08            $(0.31)
                                                             ============      ===========



(1) Assuming funds were invested in U.S. government short-term obligations earning interest at 5%.

(2) Reflects the 20% limit required by APB No. 15 for reacquisition of shares. Excess proceeds from exercise of stock options have been assumed to be invested in short-term government securities (see 1).

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